Press Release	Source: Vitasti, Inc.

Vitasti Completes Private Placement for Zhanjiang Wind Farm

Tuesday September 12, 9:29 am ET

As announced in the June 27, 2006 company release, Potential Value of Wind Project in Zhanjiang (based on 49 megawatt) are as follows:

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Yearly Cash Flows
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Year     Pre-tax     After-tax     Cumulative
#         $         $         $
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1     6,169,545     6,169,545     -13,133,613
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3     7,077,269     7,077,269     558,792
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5     8,053,922     8,053,922     16,169,340
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10     9,582,330     9,582,330     63,325,937
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15     4,220,843     4,220,843     87,019,525
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20     13,072,147     13,072,147   155,309,896
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25     16,606,800     16,606,800   234,391,049
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Summary -- The above yearly projection is based on the historical wind speed for the area of Zhanjiang. The figures reflect projected financials on a 49 megawatt install only.

The funds will be used to finance the phase one development activities of Zhanjiang Wind farm which is a five phase development totaling 600 Megawatts.

The company now has crossed the threshold to complete a 50 year Power Purchase Agreement and will have all the tools required to completely finance this first 49 Megawatts of development.

``The construction of the Zhanjiang Wind Farm will be a significant milestone for Welwind in the wind industry. The project reinforces our company's continuing interest in wind power as a key component in helping to develop environmentally friendly projects in globally. With the signing of a Power Purchase agreement this month, the company can quickly focus on additional funding for the balance of construction phases,'' says Shannon de Delley, Director of Vitasti.

ABOUT WELWIND

Welwind views wind power as becoming one of the most efficient power sources globally. The company was founded in 2005 to build, own and operate wind farms on an international scale. The company has been engaged in acquiring capital and technology for the production of electricity from wind energy and is presently engaged in the research of wind energy development opportunities along the coast of the South China Sea in the Province of Guangdong.

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements, which are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, risks set forth in documents filed by the company from time to time with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by, or on behalf of, the Company, are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Contact:

Vitasti, Inc.
(866) 677-2272
info@vitasti.com
www.vitasti.com

Welwind
Shannon de Delley
(403) 863-9341
information@welwind.com
www.welwind.com

Source: Vitasti, Inc.